Exhibit 99.2
News Release

Media Contact:	Bora Lee	Investor Contact:	Steven Shallcross
	(212) 798-9522		(240) 599-4500
(401) 965-4526
DATA PRESENTED AT THE AMERICAN PSYCHIATRIC ASSOCIATION
(APA) ANNUAL MEETING DEMONSTRATE ILOPERIDONE’S EFFICACY
AND SAFETY, WITH LOW RATES OF MOVEMENT AND METABOLIC
ADVERSE EVENTS
Pharmacogenetic Findings May Lead to Individualized Treatment for Schizophrenia
WASHINGTON, D.C., MAY 6, 2008 – Data presented today on Vanda Pharmaceuticals Inc.’s (NASDAQ: VNDA) investigational drug candidate, iloperidone, included its 4-week, short-term Phase III trial, as well as a pooled analysis of three long-term, 52-week trials, studying the efficacy and safety of iloperidone. Iloperidone is a 5HT2/D2 antagonist (“atypical”) antipsychotic currently under review by the U.S. Food and Drug Administration (FDA) for the treatment of schizophrenia. Additional data were presented identifying genetic markers that may help predict response to iloperidone, which Vanda believes could lead to unique, individualized treatment for schizophrenia. These data were presented today at the 161st American Psychiatric Association (APA) Annual Meeting in Washington, D.C.
“The data from the clinical trials studying the efficacy and safety of iloperidone suggest that iloperidone could be a useful long-term treatment option for people with schizophrenia,” said Peter Weiden, M.D., Director of the Psychosis Program of the Department of Psychiatry at the University of Illinois at Chicago and one of the leading experts on adverse events of antipsychotic medications.
The data presented are part of the New Drug Application (NDA) submitted and currently under review by the FDA and demonstrate that iloperidone is effective in the short-term treatment of schizophrenia and that iloperidone is non-inferior to haloperidol in long-term maintenance measured as time to relapse over 52 weeks. In these trials, iloperidone showed short- and long-term safety with respect to movement disorders and metabolic effects, including extrapyramidal symptoms (EPS) and akathisia, as well as blood glucose, body weight and lipid profiles.
Schizophrenia is a chronic, severe and disabling disorder that affects approximately one percent of Americans. A high degree of treatment dissatisfaction remains among patients with schizophrenia and the physicians who treat them. The recent CATIE (Clinical Antipsychotic Trials of Intervention Effectiveness) study, conducted by the National Institute of Mental Health (NIMH) and reported in the New England Journal of Medicine, evaluated several antipsychotic medications and revealed that 74 percent of patients taking antipsychotics discontinued treatment within 18 months, primarily because of insufficient efficacy and tolerability issues.*
Iloperidone’s Efficacy Profile
In data presented on a 4-week Phase III trial, iloperidone (24 mg/day) was more effective than placebo in the short-term treatment of acutely exacerbated schizophrenia, providing relief across both positive and negative symptom domains. Iloperidone showed significantly greater improvement than placebo in PANSS-T1 scores, as did ziprasidone (-12.0; p=0.006 for iloperidone vs. placebo and -12.3; p=0.012 for ziprasidone vs. placebo); these improvements were seen in both the mean PANSS-P and PANSS-N2 subscales. Additionally, BPRS3 scores improved significantly with iloperidone (-7.4; p=0.013) and ziprasidone (-7.2; p=0.042) versus placebo; and CGI-S4 scores also significantly improved with iloperidone (-0.65; p=0.007) and ziprasidone (-0.67; p=0.013) versus placebo.1
In data presented from three prospective, 52-week Phase III trials comparing a dose range of iloperidone (4-16 mg/day given BID, n=981) to haloperidol (5-20 mg/day given BID, n=300), iloperidone was statistically non-inferior to haloperidol in time to relapse (89.8 days with iloperidone vs. 101.8 days with haloperidol; p=0.764). Additionally, the three trials found similar relapse rates and improvements in CGI-C5 and PANSS-T scores.
Iloperidone’s Safety Profile
Data presented from a 4-week Phase III trial demonstrated that rates of worsened BAS6 total score was similar between iloperidone and placebo (8.3% vs. 11.6%; p=0.302) but significantly higher with ziprasidone versus placebo (26.0% vs. 11.6%; p<0.01). Iloperidone also showed significant improvements versus placebo on six ESRS7 subscales (p<0.05), while ziprasidone was associated with improvements over three ESRS subscales (p<0.05). The incidence of treatment-emergent EPS

*	Lieberman JA, et al. Effectiveness of Antipsychotic Drugs in Patients with Chronic Schizophrenia. N Engl J Med 2005 Sep 22;353(12):1209-23.

[1]	Positive and Negative Symptom Scale Total (PANSS-T)

[2]	PANSS Negative (PANSS-N), PANSS Positive (PANSS-P)

[3]	Brief Psychiatric Rating Scale (BPRS)

[4]	Clinical Global Impression Severity (CGI-S)

[5]	Clinical Global Impression of Change (CGI-C)

[6]	Barnes Akathisia Scale (BAS)

[7]	Extrapyramidal Symptom Ratings Scale (ESRS)

was 3.0% in the iloperidone group, 2.0% in the placebo group and 9.3% in the ziprasidone group. On average, no patients in either treatment group had clinically meaningful increases in metabolic parameters such as blood glucose, body weight, total cholesterol, triglycerides, or prolactin elevation.3
In data presented from three 52-week Phase III trials, comparing a dose range of iloperidone (4-16 mg/day given BID) to haloperidol (5-20 mg/day given BID), iloperidone demonstrated significant improvements in EPS at endpoint, as measured by ESRS, versus haloperidol (-1.6 vs. 0.6; p<0.001); and a significantly lower percentage of patients on iloperidone experienced worsening EPS (13.5% for iloperidone vs. 36.4% for haloperidol; p<0.001) and akathisia (9.2% for iloperidone vs. 23.7% for haloperidol; p<0.001). There were no clinically meaningful changes in serum cholesterol, glucose, or triglycerides. Mean weight increases were 2.6 and 0.6 kg for iloperidone and haloperidol during the 6-week phase and an additional weight gain of 1.2 and 1.7 kg was observed at endpoint for iloperidone and haloperidol, respectively.
Study of Genetic Markers to Predict Likelihood of Response to Iloperidone
Pharmacogenetic analysis in a Phase III trial studying the efficacy of iloperidone in acute schizophrenia identified six single nucleotide polymorphisms (SNPs) associated with efficacy of iloperidone.
•	The highest specificity and positive predictive value were observed with rs11851892 (NPAS3) with a change from baseline to endpoint PANSS-T score of -20.12 (p=0.000093)

•	The highest sensitivity and negative predictive value were seen with rs9643483 (XKR4) with a change from baseline to endpoint PANSS-T score of -15.02 (p=0.00017)

•	None of the six SNPs was significantly associated with response to ziprasidone
The combination of six markers defined several groups of patients with different probability of response to iloperidone. Twenty-seven percent of patients carried at least five of the most favorable genotypes and constituted a group of iloperidone responders who showed a response of greater magnitude and of an earlier onset as compared to patients with alternative genetic make-up. These genetic markers for iloperidone response were not correlated to prediction of ziprasidone response. These results, while requiring further confirmation, are encouraging and suggest that pharmacogenetics may have the potential to identify likely responders and differentiate antipsychotics.
“Whenever a new antipsychotic becomes available, it may be possible to help some of our patients who had not responded well to other available medications,” said Dr. Weiden. “Based on my experience, individual patients may have very different responses to individual antipsychotics and one of the frustrating parts of trying new medications is that we have no good way of knowing in advance which patient will respond well to a medication. Research to help clinicians determine whether one medication might work better than another for a patient would be a big advancement.”
“Pharmacogenetics research to help identify markers of schizophrenia treatment response is fundamental and may help usher us into an era of personalized treatments in schizophrenia and bring us one step closer to providing the optimal treatment for each patient,” said Paolo Baroldi, M.D., Ph.D., Chief Medical Officer, Vanda Pharmaceuticals Inc.
About Vanda Pharmaceuticals Inc.
Vanda Pharmaceuticals Inc. is a biopharmaceutical company focused on the development and commercialization of clinical-stage product candidates for central nervous system disorders. The company has three product candidates.  Vanda’s lead product candidate, iloperidone, is under clinical investigation for the treatment of schizophrenia, but has not been approved by any regulatory authority. The FDA accepted Vanda’s iloperidone New Drug Application (NDA) for filing in November 2007 and Vanda expects a decision from the FDA on or about July 27, 2008. Vanda’s second product candidate, tasimelteon (VEC-162), is a compound for the treatment of sleep and mood disorders, which is currently in Phase III for chronic primary insomnia.  Vanda’s third product candidate, VSF-173, is a compound for the treatment of excessive sleepiness in Phase II. For more on Vanda Pharmaceuticals Inc., please visit http://www.vandapharma.com.
Cautionary Note Regarding Forward-Looking Statements
Various statements in this release are “forward-looking statements” under the securities laws.  Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” and “could,” and similar expressions or words, identify forward-looking statements.  Forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties.  Vanda is at an early stage of development and may not ever have any products that generate significant revenue.  Important factors that could cause actual results to differ materially from those reflected in the company’s forward-looking statements include, among others: delays in the completion of Vanda’s clinical trials; a failure of Vanda’s product candidates to be demonstrably safe and effective; Vanda’s failure to obtain regulatory approval for its products or to comply with ongoing regulatory requirements; a lack of acceptance of Vanda’s product candidates in the marketplace, or a failure to become or remain profitable; Vanda’s inability to obtain the capital necessary to fund its research and development activities; Vanda’s failure to identify or obtain rights to new product candidates; Vanda’s failure to develop or obtain sales, marketing and distribution resources and expertise or to otherwise manage its growth; a loss of any of Vanda’s key scientists or management personnel; losses incurred from product liability claims made against Vanda; a loss of rights to develop and commercialize Vanda’s products under its license and sublicense agreements and other factors that are described in the “Risk Factors” section (Item 1A) of Vanda’s annual report on Form 10-K for the year ended December 31, 2007 (File No. 000-51863).  In addition to the risks described above and in Item 1A of Vanda’s annual report on Form 10-K, other unknown or unpredictable factors also could affect Vanda’s results.  There can be no assurance that the actual results or developments anticipated by Vanda will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Vanda.  Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.
All written and verbal forward-looking statements attributable to Vanda or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein.  Vanda cautions investors not to rely too heavily on the forward-looking statements Vanda makes or that are made on its behalf.  The information in this release is provided only as of the date of this release, and Vanda undertakes no obligation, and specifically declines any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
###